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Exhibit 99(a)(5)

Form of Confirmation of Participation in the
Option Exchange Program

To:  [Employee Name]

From:  Greg R. Meland

Date:  September     , 2003

Re:
Confirmation of Participation in the Offer to Exchange

        This message confirms that on September     , 2003, we canceled options to purchase shares, which you submitted for exchange under your Letter of Transmittal (Election to Participate). Datalink will grant you new options to purchase shares on or about March     , 2004, subject to your continued employment with Datalink and the other terms set forth in the Offer to Exchange Certain Outstanding Options.

        If you have any questions about this message, please contact Mary E. West, Vice President—Human Resources, at Datalink by email at mwest@datalink.com or by telephone at (952) 279-4847.

Thank you,

Greg R. Meland President and Chief Executive Officer

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Form of Confirmation of Participation in the Option Exchange Program